Exhibit 10.10

SHAREHOLDER AGREEMENT

AMONG

OLD MUTUAL PLC,

OM GROUP (UK) LIMITED,

AND

OM ASSET MANAGEMENT PLC

DATED AS OF [       ], 2014

TABLE OF CONTENTS

	ARTICLE I

	DEFINITIONS

1.1	Definitions	1
1.2	Timing of Provisions	7
1.3	Interpretation	8

	ARTICLE II

	BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

2.1	Board of Directors	9
2.2	Audit Committee of the Board	10
2.3	Compensation Committee of the Board	11
2.4	Nominating and Corporate Governance Committee of the Board	12
2.5	Conflict of Interest Authorization	13
2.6	Quorum	13
2.7	Additional Board Committees	13
2.8	Board policies	13
2.9	Director Information	13
2.10	Implementation	14

	ARTICLE III

	OM PLC APPROVAL AND CONSENT RIGHTS

3.1	OM plc Approval and Consent Rights Until a 20% Holder	14

	ARTICLE IV

	INFORMATION, DISCLOSURE AND FINANCIAL ACCOUNTING

4.1	Information Rights	16
4.2	General Information Requirements	17
4.3	Reporting Coordination Committee	18
4.4	Matters Concerning Auditors	18
4.5	Release of Information and Public Filings	19

	ARTICLE V

	SUBSEQUENT SALES OF ORDINARY SHARES

5.1	Registration Rights	20

i

5.2	Preemptive Rights	20
5.3	Lock-Up Provisions	22
5.4	Transfers by OM PLC	22

	ARTICLE VI

	OTHER PROVISIONS

6.1	Other Agreements	23
6.2	Access to Personnel and Data	23
6.3	Internal Communications Protocol	23
6.4	Access to Historical Records	23
6.5	Indemnification; Liability Insurance	24
6.6	Non-Solicitation	26
6.7	No commitment to finance	27
6.8	Additional Covenant	27

	ARTICLE VII

	WARRANTIES

7.1	Warranties	27

	ARTICLE VIII

	DISPUTE RESOLUTION

8.1	Arbitration	27
8.2	Confidentiality	30
8.3	Conduct During Dispute Resolution	30

	ARTICLE IX

	GENERAL PROVISIONS

9.1	[Reserved]	30
9.2	[Reserved]	30
9.3	[Reserved]	30
9.4	Notices	30
9.5	Binding Nature of Agreement	31
9.6	Remedies	32
9.7	Governing Law	32
9.8	Counterparts	32
9.9	Severability	32
9.10	Confidential Information	33
9.11	Market abuse	33
9.12	Amendment, Modification and Waiver	33
9.13	No partnership or agency	33

ii

9.14	Other business	33
9.15	No Assignment	34
9.16	Further Assurance	34
9.17	Contracts (Rights of Third Parties) Act	35
9.18	Discretion of Parties	35
9.19	Entire Agreement	35
9.20	Conflicts	35
9.21	Term	35

iii

SHAREHOLDER AGREEMENT

THIS SHAREHOLDER AGREEMENT is made as of the    day of         , 2014 among Old Mutual plc, a company incorporated and registered in England and Wales with company number 3591559 (together with its successors and permitted assigns, “OM plc”), OM Group (UK) Limited, a company incorporated and registered in England and Wales with company number 3591572 (together with its successors and permitted assigns, “OMGUK”), and OM Asset Management plc, a company incorporated and registered in England and Wales with company number 09062478 (together with its successors, the “Company”, and together with OM plc and OMGUK, each a “Party” and, collectively, the “Parties”).

RECITALS:

WHEREAS, OM plc is the indirect owner of all of the issued and outstanding Ordinary Shares (as defined herein) of the Company immediately prior to the date hereof through its wholly-owned subsidiary, OMGUK;

WHEREAS, immediately following Completion of the IPO (as defined herein), OMGUK will continue to own a majority of the outstanding Ordinary Shares; and

WHEREAS, the Parties hereto wish to set forth certain agreements that will govern certain matters among them following the Completion of the IPO (as defined below).

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1                               Definitions.  In this Agreement, the following terms shall have the following meanings:

(a)                                 “Affiliate” means, with respect to the Company, any corporation, limited liability company, partnership, association, business, trust, joint venture, business entity or other entity of any kind or nature, that directly or indirectly through one or more intermediaries, is Controlled by the Company.

(b)                                 “Agreed Coverage” has the meaning set forth in Section 6.5(b).

(c)                                  “Agreement” means this Shareholder Agreement, including all amendments, modifications and supplements and all annexes and schedules to any of the foregoing, and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative and “hereof” and “herein” shall have correlative meanings.

(d)                                 “Applicable Law” means any domestic or foreign statute, law (including the common law), ordinance, rule, regulation, published regulatory policy or guideline, order, judgment, injunction, decree, award or writ of any court, tribunal, stock exchange or other regulatory authority, arbitrator, governmental authority, or other Person having jurisdiction, or any consent, exemption, approval or license of any governmental authority that applies in whole or in part to a Party and, with respect to the Company, includes the Exchange Act, the Securities Act, the UK Companies Act 2006, the rules of the SEC, the Investment Advisers Act of 1940, as amended, and all related regulations, guidelines and instructions and the rules of the Exchange and any other exchange or quotation system on which the securities of the Company are listed or traded from time to time.

(e)                                  “Articles” means the articles of association of the Company, as amended from time to time.

(f)                                   “Bankruptcy Laws” means Title 11 of the United States Code, as amended, and other federal, state or foreign laws principally dealing with the liquidation, reorganization, administration, conservatorship or receivership of insolvent debtors, including provisions of federal, state and foreign laws and regulation principally dealing with the rehabilitation or liquidation of regulated insurance entities, including the provisions of the UK Insolvency Act 1986.

(g)                                  “Board of Directors” or “Board” means the board of directors of the Company from time to time, whether prior to or subsequent to Completion of the IPO.

(h)                                 “Business Day” means any day except (i) a Saturday, (ii) a Sunday, (iii) any day on which the principal office of the Company or of OM plc is not open for business, and (iv) any other day on which commercial banks in New York, New York or in the United Kingdom are authorized or obligated by law or executive order to close.

(i)                                     “CEO” means the Chief Executive Officer of the Company from time to time (or the equivalent successor position), as appointed by the Board of Directors.

(j)                                    “CFO” means the Chief Financial Officer of the Company from time to time (or the equivalent successor position), as appointed by the Board of Directors.

(k)                                 “Chairman of the Board” means the Director that holds the position of chairman, with the attendant rights of such position as set out in the Articles and elsewhere.

(l)                                     “COC Transaction” means any of the following (i) a merger of the Company with and into an unaffiliated third party, (ii) the sale of all or any material portion of the business or assets of the Company to any Person other than OM plc or a Subsidiary of OM plc, (iii) the acquisition by any Person other than OM plc or a Subsidiary of OM plc of an amount equal to or greater than twenty-five percent (25%) of the issued and outstanding Ordinary Shares, (iv) a scheme of arrangement between the Company and its members pursuant to which any Person other than OM plc or a Subsidiary of OM plc acquires legal or beneficial ownership of twenty-five percent (25%) or more of the Equity Share Capital of the Company or any of its Subsidiaries, and (v) any other transaction or series of transactions resulting in a change of Control of the Company or any of its Subsidiaries.

(m)                             “Company” has the meaning set forth in the preamble to this Agreement.

(n)                                 “Company Auditor” means the independent registered public accounting firm responsible for conducting the audit of the Company’s annual financial statements.

(o)                                 “Completion of the IPO” means the occurrence of the later to occur of (i) settlement of the first sale of Ordinary Shares pursuant to the IPO Registration Statement and (ii) the listing of the Ordinary Shares on the Exchange, and, if the context so requires, the time of such later occurrence.

(p)                                 “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee, or otherwise, and “Controls” and “Controlled” shall have correlative meanings.

(q)                                 “Coverage Change” has the meaning set forth in Section 6.5(d).

(r)                                    “D&O Coverage” has the meaning set forth in Section 6.5(b).

(s)                                   “Director” means a member of the Board of Directors and “Directors” has a correlative meaning.

(t)                                    “Equity Awards” means a grant to a Director or employee of the Company or any of its Subsidiaries of vested or unvested Ordinary Shares or restricted Ordinary Shares, options to acquire Ordinary Shares, restricted securities, “phantom” share options or similar interests in the

Company’s Ordinary Shares, in each case pursuant to an equity compensation plan approved by the Board of Directors.

(u)                                 “Equity Share Capital” means, in relation to a Person, shares or other equity interests comprised in such Person’s share capital or other equity interests and securities (including debt securities, warrants or options to subscribe for or to purchase) convertible into (whether or not such conversion is contingent or conditional), or exercisable or exchangeable for such shares or other equity interests.

(v)                                 “Exchange” means the New York Stock Exchange.

(w)                               “Exchange Act” means the United States Securities Exchange Act of 1934, as amended and the rules and regulations of the SEC promulgated thereunder.

(x)                                 “Executive Officer” means the CEO, CFO and all other persons qualifying as “officers” of the Company for purposes of Rule 16a-1(f) under the Exchange Act.

(y)                                 “Fiduciary Coverage” has the meaning set forth in Section 6.5(b).

(z)                                  “First Threshold Date” means the first date on which OM plc ceases to beneficially own, directly or indirectly, at least 35% of the outstanding Ordinary Shares.

(aa)                          “Fund” means any pooled investment vehicle for which any Subsidiary of the Company, directly or indirectly, provides investment advisory or sub-advisory services, or serves as the general partner, managing member or in any similar capacity (including any master or feeder fund, parallel fund or other alternative investment vehicle or third party co-investment vehicle).

(bb)                          “GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

(cc)                            “IFRS” means International Financial Reporting Standards, as adopted by the European Union.

(dd)                          “Indebtedness” means as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums, “breakage costs”, redemption fees, out-of-pocket costs and expenses, penalties and other obligations payable) arising under, any obligations of the Company and its Subsidiaries consisting of (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or extensions of credit, (ii) amounts owing as deferred purchase price for property or services (including obligations under capitalized leases (as determined in accordance with GAAP, applied on a consistent basis), but excluding any trade payables and accrued expenses arising in the ordinary course of business), (iii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time, (iv) obligations for the reimbursement of any obligor on any letter of credit to the extent such letter of credit has been drawn upon, (v) any liabilities associated with derivative or other hedging contracts (valued at the termination cost thereof), and (vi) obligations in the nature of guarantees of, or indemnities for, the obligations of other Persons of the type referred to in clauses (i) through (v) above as of such time.  Notwithstanding the foregoing, “Indebtedness” shall not include (x) any undrawn letters of credit, (y) any Indebtedness among the Company and its Subsidiaries on the one hand, and OM plc and its Subsidiaries, on the other hand or (z) any inter-company Indebtedness between the Company and its Subsidiaries.

(ee)                            “Independent Director” means a Director who is both (i) a NYSE Independent Director and (ii) in the case of the audit committee referred to in Section 2.2, “independent” for purposes of Rule 10A-3(b)(1) under the Exchange Act.

(ff)                              “IPO Registration Statement” means the Registration Statement on Form S-1, as amended, relating to the initial public offering of the Ordinary Shares.

(gg)                            “LCIA Court” has the meaning set forth in Section 8.1(a).

(hh)                          “Lien” means mortgage, pledge, security interest, encumbrance, lien or charge of any kind.

(ii)                                  “M&A Transaction” means (i) any acquisition or purchase, direct or indirect, of assets of a Person (other than an immaterial amount of assets) whether or not comprising a going business, (ii) any acquisition or purchase, direct or indirect, of any equity, membership interests or voting securities of a Person, or (iii) a merger, scheme of arrangement, amalgamation, consolidation, share exchange, business combination, sale of assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a Person, in each of (i), (ii) or (iii) involving the Company or any of its Subsidiaries as a buyer, seller or target company.

(jj)                                “Majority Holder Date” means the first date on which OM plc ceases to beneficially own, directly or indirectly, more than 50% of the outstanding Ordinary Shares.

(kk)                          “NYSE Independent Director” means a Director who is “independent” within the meaning of, and determined by the Board of Directors in accordance with, Rule 303A.02 of the NYSE Manual.

(ll)                                  “NYSE Manual” means the Listed Company Manual of the New York Stock Exchange, as amended.

(mm)                  “OMGUK” has the meaning set forth in the preamble to this Agreement.

(nn)                          “OM Persons” has the meaning set forth in Section 9.14(a).

(oo)                          “OM plc” has the meaning set forth in the preamble to this Agreement.

(pp)                          “OM plc Auditor” means the independent registered public accounting firm responsible for conducting the audit of OM plc’s annual financial statements.

(qq)                          “OM plc Director” means a Director (who may but need not be an Independent Director) designated by OM plc pursuant to its appointment rights set forth in Section 2.1(d) hereof, and “OM plc Directors” has a correlative meaning.

(rr)                                “OM plc Group” means OM plc and each of its Subsidiaries (excluding, for the avoidance of doubt, the Company and all of its Subsidiaries) and “member of the OM plc Group” has a correlative meaning.

(ss)                              “OM plc Individual” has the meaning set forth in Section 6.5(j).

(tt)                                “Ordinary Shares” means the ordinary shares, nominal value $0.0001, of the Company.

(uu)                          “Other Agreements” means those agreements, each dated on or before the Completion of the IPO, between the Company or any of its Subsidiaries, on the one hand, and OM plc or any of its Subsidiaries, on the other hand, and listed on Schedule 1.1(uu) hereto.

(vv)                          “Party” and “Parties” have the respective meanings set forth in the preamble to this Agreement.

(ww)                      “Person” means any individual, corporation, partnership, joint venture, limited liability company, association or other business entity and any trust, unincorporated organization or government or any agency or political subdivision thereof.

(xx)                          “Purchase Right Shares” has the meaning set forth in Section 5.2(a).

(yy)                          “Purchase Right Share Amount” has the meaning set forth in Section 5.2(b).

(zz)                            “Purchase Right Share Price” has the meaning set forth in Section 5.2(b).

(aaa)                   “Purchase Right Transaction” has the meaning set forth in Section 5.2(a).

(bbb)                   “Registration Rights Agreement” means the registration rights agreement dated the date hereof between the Company, OM plc and OMGUK in the form attached hereto as Annex A.

(ccc)                      “Regulation S-K” means Regulation S-K under the Securities Act and the Exchange Act.

(ddd)                   “Reporting Coordination Committee” has the meaning set forth in Section 4.3(a).

(eee)                      “SEC” means the United States Securities and Exchange Commission.

(fff)                         “Second Threshold Date” means the date on which OM plc ceases to beneficially own, directly or indirectly, at least 20% of the outstanding Ordinary Shares.

(ggg)                      “Securities Act” means the United States Securities Act of 1933, as amended.

(hhh)                   “Subsidiary” means, with respect to a Person, any corporation, limited liability company, partnership, association, business, trust, joint venture, business entity or other entity of any kind or nature, of which more than fifty percent (50%) of either the equity interests or the Control is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such Person, or of which such Person or any Subsidiary serves as the general partner (in the case of a limited partnership) or the manager or managing member (in the case of a limited liability company); provided that (i) no Fund or any Subsidiary of a Fund shall be a Subsidiary for the purposes of this Agreement; (ii) the Company and its Subsidiaries will not be deemed to be Subsidiaries of OM plc or OMGUK, and OMGUK and OM plc will not be deemed to be Subsidiaries of the Company; and (iii) for purposes of this definition, unless explicitly stated otherwise in this Agreement, each of Heitman LLC and Investment Counselors of Maryland, LLC shall be considered “Subsidiaries” of the Company.

(iii)                               “Third Threshold Date” means the date on which OM plc ceases to beneficially own, directly or indirectly, at least 7% of the outstanding Ordinary Shares.

(jjj)                            “Wholly-Owned Subsidiary” means a Subsidiary, 100% of the Equity Share Capital of which is owned, directly or indirectly, by a Party.

1.2                               Timing of Provisions.  In this Agreement, any provision which applies “until” a specified date shall apply on such specified date, and shall cease to apply on the date immediately following such specified date.  If any of a Majority Holder Date, First Threshold

Date, Second Threshold Date or Third Threshold Date occur on the same date, OM plc shall be deemed to beneficially own the lowest number of outstanding Ordinary Shares referenced in any such defined term that is applicable to such date.

1.3                               Interpretation.

(a)                                 In this Agreement, except as the context may otherwise require, references to:

(i)                  any statute, statutory provision or regulation are to the statute, statutory provision or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute or regulation includes any successor to the section;

(ii)               any governmental authority includes any successor to that governmental authority; and

(iii)            any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than that of England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term.

(b)                                 The words “hereby”, “herein”, “hereof”, “hereunder” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section.

(c)                                  The words “include”, “includes” or “including” are to be deemed followed by the words “without limitation”.  Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular.  All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require.

(d)                                 The table of contents and Article and Section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(e)                                  It is the intention of the parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party, it being understood and agreed that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their respective interests and to otherwise negotiate the terms and provisions of this Agreement.  Accordingly, the parties hereby waive, to the fullest extent permitted by Applicable Law, the benefit of any Applicable Law that would require that in cases of uncertainty, the language of a contract should be strictly construed against, or most strongly construed against, the party who drafted such language.

(f)                                   No provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or omit to take any action, to the extent such action or omission would violate Applicable Law.

ARTICLE II

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

2.1                               Board of Directors.

(a)                                 As of, or immediately after, the Completion of the IPO, the Board of Directors shall consist of seven members, and, subject to clause (b) below, from the Completion of the IPO until the Majority Holder Date, the Company shall, and OM plc shall use its best efforts to, cause the Board of Directors to consist of seven members, in each case as follows:

(i)                  four OM plc Directors (one or more of which may, but need not, at the discretion of OM plc, be Independent Directors); and

(ii)               three Independent Directors (in addition to any OM plc Directors who are also Independent Directors).

(b)                                 At any time and from time to time until the Majority Holder Date, OM plc may elect to increase the size of the Board of Directors from seven members to nine members by providing written notice to the Chairman of the Board.  The Company shall cause the size of the Board to be increased to nine members within ten (10) Business Days of receipt of such notice.  Following an increase in the size of the Board and until the Majority Holder Date, the Company shall, and OM plc shall use its best efforts to, cause the Board of Directors to consist of nine members; provided, that at least five of the members shall be OM plc Directors (one or more of which may, but need not, at the discretion of OM plc, be Independent Directors).

(c)                                  Until the Majority Holder Date, OM plc shall have the right to designate the Chairman of the Board.

(d)                                 Without limiting the provisions of Section 2.1(a) and (b), OM plc shall have the right to appoint pursuant to the provisions of the Articles the following number of Directors “OM plc Directors”:

(i)                  Until the Majority Holder Date, such number of Directors on the Board of Directors as provided above in Section 2.1(a) or

(b), as applicable (or such lower number as OM plc shall determine);

(ii)               After the Majority Holder Date and until the First Threshold Date: (A) three Directors, if there shall be at such time seven Directors on the Board of Directors, or (B) four Directors, if there shall be at such time nine Directors on the Board of Directors;

(iii)            After the First Threshold Date and until the Second Threshold Date: two Directors;

(iv)           After the Second Threshold Date and until the Third Threshold Date: one Director; and

(v)              After the Third Threshold Date, no Directors.

(e)                                  Until the Third Threshold Date, the Company shall cause to be filled any vacancy on the Board of Directors created by the resignation, removal or incapacity of any OM plc Director with another OM plc Director candidate identified by OM plc and procure any removal of directors necessary to permit the appointment of any OM plc Director candidates, to the extent OM plc would at such time have appointment rights for such OM plc Director candidate pursuant to Section 2.1(d).

2.2          Audit Committee of the Board.

(a)                                 The Company undertakes that the Board of Directors shall, by Completion of the IPO, establish an audit committee that consists of three Independent Directors, each of whom shall meet the standards for audit committee membership as set forth in the NYSE Manual and the rules under the Exchange Act.

(b)                                 The Company undertakes that, until the Second Threshold Date, at least one member of the audit committee shall be an OM plc Director that is an Independent Director, provided OM plc has designated an Independent Director to be an OM plc Director and that such OM plc Director meets the standards for audit committee membership as set forth in the NYSE Manual and the rules under the Exchange Act.

(c)                                  The audit committee shall have responsibilities and authority consistent with Rule 10A-3 under the Exchange Act and Rule 303A.07 of the NYSE Manual, and such additional responsibilities and authority as shall be delegated to it by the Board of Directors from time to time.

(d)                                 The audit committee shall have at all times at least one member who is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act.

2.3          Compensation Committee of the Board.

(a)           The Company undertakes that the Board of Directors shall, by Completion of the IPO, establish a compensation committee that consists of three Directors, or, if requested by OM plc, four Directors.

(b)           From the Completion of the IPO until the Majority Holder Date, the following provisions will apply:

(i)      the compensation committee of the Board of Directors shall be responsible for:

(A)     reviewing and approving the compensation of each of the Executive Officers;

(B)     reviewing the equity compensation plans and other compensation plans of the Company, and making recommendations to the Board of Directors as to any changes to such plans;

(C)     subject to Section 3.1 hereof, making recommendations to the Board of Directors as to performance-based awards and target levels under performance-based compensation arrangements;

(D)     preparing, or supervising the preparation of, the report required by Item 407(e)(5) of Regulation S-K for inclusion in the Company’s proxy statement; and

(E)      such other responsibilities as shall be delegated to it by the Board of Directors from time to time; and

(ii)     in addition to its other powers, the Board of Directors shall be responsible for:

(A)     subject to Section 3.1 hereof, approving and adopting the equity compensation plans and other compensation plans of the Company; and

(B)     subject to Section 3.1 hereof, approving performance-based awards and target levels under performance-based compensation arrangements.

(c)           The composition of the compensation committee shall be as follows:

(i)      until the Majority Holder Date, three Directors selected by the Board of Directors (or four Directors if the number of committee members is increased to four pursuant to Section 2.3(a)); and

(ii)     after the Majority Holder Date, three Independent Directors selected by the Board of Directors (or four Independent Directors if the number of committee members is increased to four pursuant to Section 2.3(a)).

(d)           The Company undertakes that, until the Majority Holder Date, the terms of reference (charter) of the compensation committee, as adopted prior to the Completion of the IPO, will not be amended without the prior written consent of OM plc.

(e)           Following the Majority Holder Date, the compensation committee shall have responsibilities and authority consistent with Rule 303A.05 of the NYSE Manual, and such additional responsibilities and authority as shall be delegated to it by the Board of Directors from time to time. Following the Majority Holder Date, the compensation committee shall also comply with any rule of the Exchange implementing Rule 10C-1 under the Exchange Act.

2.4          Nominating and Corporate Governance Committee of the Board.

(a)           The Company undertakes that the Board of Directors shall, by Completion of the IPO, establish a nominating and corporate governance committee consisting of three Directors, or, if requested by OM plc, four Directors.

(b)           The composition of the nominating and corporate governance committee shall be as follows:

(i)      until the Majority Holder Date, three Directors selected by the Board of Directors (or four Directors if the number of committee members is increased to four pursuant to Section 2.4(a)); and

(ii)     after the Majority Holder Date, three Independent Directors selected by the Board of Directors (or four Independent Directors if the number of committee members is increased to four pursuant to Section 2.4(a)).

(c)           The Company undertakes that, until the Majority Holder Date, the terms of reference (charter) of the nominating and corporate governance committee, as adopted prior to the Completion of the IPO, will not be amended without the prior written consent of OM plc.

(d)           The nominating and corporate governance committee shall at all times exercise the responsibilities and authority set forth under Rule 303A.04 of the NYSE Manual, and such additional responsibilities and authority as shall be delegated to it by the Board of Directors from time to time, subject in each case to OM plc’s nomination rights under Section 2.1(d) hereof.

2.5          Conflict of Interest Authorization.  Upon or prior to Completion of the IPO, the Directors of the Company shall authorize under the UK Companies Act 2006 and the Articles any conflict of interest of any OM plc Directors from time to time with respect to any employment, office or position held, or any other interest (including the ownership of securities), in respect of any member of the OM plc Group on terms that each such OM plc Director shall be entitled to receive all information provided to, and participate fully in all deliberations and participate in any vote of, the Board, for all matters (including in respect of any COC Transaction).

2.6                  Quorum.  Until the Majority Holder Date, no Board meeting shall proceed unless a majority of the Directors attending are OM plc Directors unless this provision is waived in writing by OM plc.

2.7          Additional Board Committees.  Until the Majority Holder Date, the Company undertakes that no committee of the Board shall be established, and no Board powers shall otherwise be delegated, without the prior consent of OM plc.

2.8          Board policies.  Until the Majority Holder Date, the Company shall, and shall cause its Subsidiaries and other Affiliates to, conduct its and their respective business, affairs and operations in accordance with the policies, practices and procedures adopted by the Board of Directors.  This Section 2.8 shall not apply with respect to any Affiliate of the Company to the extent that the Company does not have sufficient Control over such Affiliate to procure such conduct from such Affiliate; provided, that such Control shall be deemed to exist in the case of any Subsidiary that is not specifically identified in clause (iii) of the definition of Subsidiary.

2.9          Director Information.

(a)           Each OM plc Director shall be entitled to disclose any information and provide relevant documents and materials about the Company and its Subsidiaries to, and discuss the affairs, finances and accounts of the Company and any of its Subsidiaries with, any member of the OM plc Group (and any of their respective professional advisers), and with their respective officers and senior employees.  The Company acknowledges that any Director taking action that is in accordance with the previous sentence shall not be in breach of any fiduciary, statutory, contractual or other duty.

(b)           Notwithstanding the duties owed by each of the Directors to the Company, no OM plc Director shall be required to disclose to the Company or the Board of Directors any information or documentation regarding any member of the OM plc Group.

(c)           The Company shall provide each OM plc Director with copies of all notices, minutes, consents and other materials provided by the Company to all other members of the Board of Directors (or members of any committee of the Board, as applicable) concurrently and in the same form as such materials are provided to such other members.

2.10        Implementation.

(a)           The Company shall make such disclosures, and shall take such other steps, as shall be required to avail itself of such “controlled company” and any other exemptions from Exchange rules and other Applicable Law so as to permit the full implementation of this Agreement.

(b)           For the avoidance of doubt, OM plc Directors (i) shall not be required to be Independent Directors or meet any standard of independence from the Company and (ii) may be officers or employees of OM plc or any of its Subsidiaries.

ARTICLE II

OM PLC APPROVAL AND CONSENT RIGHTS

3.1          OM plc Approval and Consent Rights Until a 20% Holder.  Without limiting any other rights that OM plc or its Subsidiaries may have prior to the Majority Holder Date, whether under this agreement or otherwise, except as otherwise provided in this Section 3.1, until such time as OM plc ceases to beneficially own, directly or indirectly, at least twenty percent (20%) of the outstanding Ordinary Shares, the Company shall not (either directly or indirectly through a Subsidiary, or through one or a series of related transactions), and shall procure that none of its Affiliates or Subsidiaries, take (or enter into a written agreement to take) any of the following actions without the prior written consent of OM plc:

(a)           Any M&A Transaction (or any amendment to or termination of an agreement to enter into an M&A Transaction), other than (i) any M&A Transaction involving consideration paid or payable subject to future contingencies (including a pro rata share of the Indebtedness assumed) of less than $100 million or (ii) any M&A Transaction involving the disposition of assets of the Company or any Subsidiary with a fair market value of less than $100 million;

(b)           Any incurrence or guarantee of Indebtedness in an amount greater than $300 million plus the principal amount of the outstanding Indebtedness on the Majority Holder Date or the granting or permitting to exist of a Lien on any of the Company’s or any of its Subsidiary’s assets, other than (i) Liens securing Indebtedness outstanding on the Majority Holder Date, (ii) Liens securing Indebtedness of less than $300 million in excess of the principal amount of the Indebtedness outstanding on the Majority Holder Date, (iii) Liens securing Indebtedness in respect of which there is no recourse against the Company, or (iv) statutory Liens; provided, however, that prior to the Majority Holder Date, this consent right shall not apply and any incurrence or guarantee of indebtedness, or the granting of any Lien or permitting any Lien to exist, in each case other than a Lien referred to in clause (iv), prior to the Majority Holder Date, shall be permitted as approved by the Board, subject to any other right that OM plc or its Subsidiaries may have prior to the Majority Holder Date;

(c)           Any issuance or acquisition (including share buy-backs, redemptions and other reductions of capital) of Equity Share Capital of the Company or any of its Subsidiaries, except:

(i)      issuances of Equity Awards;

(ii)     issuances of Equity Share Capital of a Subsidiary to a Wholly-Owned Subsidiary, or acquisitions of Equity Share Capital of a Subsidiary by a Wholly-Owned Subsidiary; and

(iii)    issuances of Equity Share Capital in connection with an M&A Transaction permitted pursuant to clause (a) of this Section 3.1; provided that the consent of OM plc is required for any such issuance of Equity Share Capital which would result in OM plc’s rights decreasing under this Agreement due to its reduced beneficial ownership of the outstanding Ordinary Shares of the Company;

(d)           The listing or delisting of securities of the Company or any of its Subsidiaries on a securities exchange, other than the listing or delisting of debt securities on the Exchange or any other securities exchange located solely in the United States;

(e)           Any amendment, modification, termination or waiver of (i) any rights under the constitutional documents of the Company, including the Articles or (ii) any material rights under the constitutional documents of any of the Subsidiaries of the Company or any operating, shareholder or other agreement governing the relationship between the Company and a Subsidiary;

(f)            Entry into, or amendment, modification or termination of, any material joint venture or strategic alliance;

(g)           With respect to the Company or any Subsidiary, any filing or the making of any petition under Bankruptcy Laws, any general assignment for the benefit of creditors, any admission of an inability to meet obligations generally as they become due or any other act the consequence of which is to subject the Company or any Subsidiary to a proceeding under Bankruptcy Laws;

(h)           Any dissolution or winding-up of the Company;

(i)            Any declaration or payment of a dividend or other distribution other than in accordance with the dividend policy approved by the Board of Directors as of the Majority Holder Date; provided, however, that prior to the Majority Holder Date, this consent right shall not apply and any declaration or payment of a dividend or other distribution shall only be made if approved by the Board, subject to any other right that OM plc or its Subsidiaries may have prior to the Majority Holder Date; or

(j)            Entry into any agreement or arrangement, or amendment, modification or termination of any existing or future agreement or arrangement, that would conflict with the other terms of this Section 3.1 or OM plc’s rights under this Agreement or any Other Agreement;

provided, that, this Section 3.1 shall not apply with respect to any Affiliate of the Company to the extent that the Company does not have sufficient Control over such Affiliate to procure such conduct from such Affiliate; provided, that such Control shall be deemed to exist in the case of any Subsidiary that is not specifically identified in clause (iii) of the definition of Subsidiary.

ARTICLE IV

INFORMATION, DISCLOSURE AND FINANCIAL ACCOUNTING

4.1          Information Rights.

(a)           Without limiting any other rights that OM plc or its Subsidiaries may have prior to the Majority Holder Date, whether under this Agreement or otherwise, unless otherwise requested in writing by OM plc, until the Third Threshold Date,

(i)      the Company shall provide OM plc with (A) information and data reasonably requested by OM plc relating to the business and financial results of the Company and its Subsidiaries and (B) access, upon reasonable written notice and during usual business hours, to the Company’s personnel, data and systems;

(ii)     the Company shall inform OM plc promptly (and in any event within three Business Days of occurrence) of any events or developments that might reasonably be expected to materially affect the Company’s consolidated financial results or otherwise be material to the Company; and

(iii)    the Company shall provide, as promptly as reasonably possible (and in any event within two Business Days) of any request from OM plc (unless not reasonably available within such time, in which case as soon as possible thereafter), any information, records or documents (A) requested or demanded by any governmental, regulatory, judicial, supranational or self-regulatory authority having jurisdiction or oversight authority over any member of the OM plc Group or any Subsidiary thereof or (B) deemed necessary or advisable by any member of the OM plc Group in connection with any filing, report, response or communication made by any member of the OM plc Group or any Subsidiary thereof with or to an authority referred to in clause (A) of this Section

4.1(a)(iii) (whether made pursuant to specific request from such authority or in the ordinary course).

(b)           Without limiting any other rights that OM plc or its Subsidiaries may have prior to the Majority Holder Date, whether under this Agreement or otherwise, until the Second Threshold Date, the Company shall inform OM plc promptly (and in any event within two Business Days) of all inquiries made or received by the Company regarding a potential COC Transaction and all discussions in which the Company (or any of its agents or other representatives) participates regarding a COC Transaction.  When so informing OM plc, the Company shall inform OM plc of the identity of the other Person(s) involved in such inquiries or discussions, and the proposed material terms and conditions (if any) of any such transaction (including a copy of any such proposal or written terms and conditions and any amendments or modifications thereto).  As requested by OM plc from time to time while such discussions continue, the Company shall, in person or by telephone, provide OM plc a summary of the status of such discussions and the material resolved or unresolved issues related thereto, including proposed amendments to the price and other material terms of such proposed COC Transaction.  The Company shall, promptly upon receipt thereof, provide OM plc with copies of all drafts and final versions (and any comments thereon) of term sheets, draft agreements and other material documents relating to such COC Transaction exchanged between the proposed parties thereto.

(c)           In connection with the receipt of information by OM plc pursuant to this Section 4.1, OM plc shall employ reasonable procedures to restrict access to such information to only those Persons whom OM plc determines have a need to access such information. For the avoidance of doubt, the provisions of Section 9.10 hereof shall apply to all information provided to OM plc pursuant to this Section 4.1.

(d)           In no event shall the Company be obligated to deliver any information with respect to a Subsidiary that is not otherwise in the possession of or available to the Company.

4.2          General Information Requirements.

(a)           All information provided by the Company or any of its Subsidiaries to OM plc pursuant to Section 4.1 shall be in the format and detail as reasonably requested by OM plc. All financial statements and information provided by the Company or any of its Subsidiaries to OM plc pursuant to Section 4.1 shall be provided under IFRS.

(b)           Subject to any other policies or procedures adopted by the Board, OM plc shall provide the Company with all software and other applications necessary for the Company to prepare and submit to OM plc the required financial information including software and other applications to reconcile the income, equity and any required balance sheet accounts from the Company’s financial statements to the required OM plc accounting. OM plc shall provide the Company with at least thirty (30) days’ notice of any change in its administrative practices and policies as they relate to the obligations of the Company pursuant to Section 4.2(a), including any change in such policies relating to reporting times and delivery methods.

(c)           With respect to any information provided by the Company or any of its Subsidiaries to OM plc that is contained in, or used in the preparation of, any public disclosure of OM plc, the Company shall not provide any such information that contains an untrue statement of a material fact, or omits to state a material fact necessary to make such information not misleading.

4.3          Reporting Coordination Committee.

(a)           Subject to any other policies or procedures adopted by the Board, to facilitate the coordination of financial reporting, the Company and OM plc shall establish a reporting coordination committee, which shall have a membership that includes representatives of the accounting groups of OM plc and the Company and such other members as shall be mutually agreed between the Company and OM plc (the “Reporting Coordination Committee”).

(b)           The Reporting Coordination Committee shall meet at least quarterly to (i) monitor the financial reporting protocols between the Company and OM plc and make recommendations as to any appropriate changes; (ii) determine appropriate reporting deadlines consistent with the public reporting obligations of the Company and OM plc; and (iii) make such other determinations regarding reporting procedures, technologies and personnel as shall be necessary or advisable to facilitate accurate and efficient financial reporting between the Company and OM plc.

4.4          Matters Concerning Auditors.

(a)           Until the date on which OM plc is no longer required under IFRS to consolidate the Company’s financial statements with its financial statements, OM plc shall have full access, upon reasonable written notice and during usual business hours, to the Company Auditor and to the Company’s internal audit function (through the Company’s head of internal audit), including access to work papers (and the right to make copies and take extracts thereof) and the personnel responsible for conducting the Company’s quarterly reviews and annual audit, and shall be provided with copies of all material correspondence between the Company and the Company Auditor.

(b)           Notwithstanding Section 4.4(a), neither OM plc nor the Company shall take any action that would cause either the Company Auditor or the OM plc Auditor, respectively, not to be independent with respect to the Company or OM plc.

4.5          Release of Information and Public Filings.

(a)           Until the Second Threshold Date:

(i)      The Company shall coordinate with OM plc with respect to the public release of any material information relating to the Company. The Company shall, to the extent practicable, provide OM plc with a copy of any such proposed public release no later than two (2) Business Days prior to publication, and shall consider in good faith incorporating any comments provided thereon by OM plc prior to such publication;

(ii)     The Company and OM plc shall consult on the timing of their annual and quarterly earnings releases and, to the extent practicable, each Party shall give the other Party an opportunity to review the information therein relating to the Company and its Subsidiaries and to comment thereon. In the event that the Company is required by Applicable Law to publicly release information concerning the Company’s financial information for a period for which OM plc has yet to publicly release financial information, the Company shall provide OM plc notice of such release of such information as soon as practicable prior to such release of such information; and

(iii)    Each of OM plc and the Company shall take reasonable steps to cooperate with each other in connection with the preparation, printing, filing, and public dissemination of their respective audited annual financial statements, their respective annual reports to shareholders, their respective annual, quarterly and current reports under the Exchange Act, any prospectuses and other filings made with the U.S. Securities and Exchange Commission, any filings made with the UK Registrar of Companies and any other required regulatory filings.

(b)           Notwithstanding the foregoing, in no event shall the rights set forth in this Section 4.5 apply to the extent that they would prevent the Company or OM plc from complying with its disclosure or other obligations under Applicable Law.

ARTICLE V

SUBSEQUENT SALES OF ORDINARY SHARES

5.1          Registration Rights.

The Parties shall execute and deliver, concurrently with the execution and delivery of this Agreement, the Registration Rights Agreement.

5.2          Preemptive Rights.

(a)           Notwithstanding any previous disapplication of statutory pre-emption rights by the Company’s shareholders in general meeting, as soon as practicable after determining to issue any Ordinary Shares or securities convertible into, exercisable or exchangeable for, Ordinary Shares (“Purchase Right Shares”), but in any event no fewer than twenty (20) Business Days prior to entering into a binding agreement to issue Purchase Right Shares to any Person other than OM plc or any of its Subsidiaries (a “Purchase Right Transaction”), the Company shall, in writing, offer, subject to consummation of the Purchase Right Transaction, to sell to OM plc (which offer may be assigned by OM plc to a Subsidiary of OM plc) the Purchase Right Share Amount at the Purchase Right Share Price. The Company shall describe the proposed Purchase Right Transaction in reasonable detail in such written offer, including the range of prices (which may be expressed in terms of discount and/or premium to the trading price of Ordinary Shares at the time the Company enters into a binding agreement to issue Purchase Right Shares) within which the Company reasonably expects to sell Purchase Right Shares in the Purchase Right Transaction.

(b)           For purposes of this Section 5.2, the “Purchase Right Share Price” shall be the lowest purchase price (which need not be determined until the time at which the Company enters into definitive documentation with respect to the Purchase Right Transaction), if any, to be paid by a subscriber for or recipient of Purchase Right Shares in the Purchase Right Transaction; and the “Purchase Right Share Amount” shall be that number of the Purchase Right Shares as is equal to the amount obtained by multiplying the total number of Purchase Right Shares by a fraction, the numerator of which is the number of Ordinary Shares beneficially owned by OM plc, and the denominator of which is the total number of Ordinary Shares (excluding Ordinary Shares held in treasury) outstanding, in each case as of the time that the Company makes the offer to OM plc pursuant to Section 5.2(a) hereof.

(c)           If the offer referred to in Section 5.2(a) hereof is irrevocably accepted (subject only to required regulatory approvals, if any) in writing within fifteen (15) Business Days after such offer is delivered to OM plc, then, only if the Purchase Right Transaction is consummated and the price per Purchase Right Share falls within the price range set forth in the written offer delivered to OM plc in accordance with Section 5.2(a), the Company shall issue or sell to OM plc (or any of its Subsidiaries, as the case may be), and OM plc (or any of its Subsidiaries, as the case may be) shall purchase or subscribe from the Company, that number of Purchase Right Shares as is equal to the Purchase Right Share Amount, at the Purchase Right Share Price.

(d)                                 If the offer referred to in Section 5.2(a) hereof is not irrevocably accepted (subject only to required regulatory approvals, if any) in writing within fifteen (15) Business Days after such offer is delivered to OM plc, the Company will be free to consummate the Purchase Right Transaction described in the written offer delivered to OM plc in accordance with Section 5.2(a), within the price range described in such written offer, without issuing or selling any Purchase Right Shares to OM plc or any of its Subsidiaries. The Company shall not consummate any Purchase Right Transaction other than (i) a Purchase Right Transaction described in the previous sentence or (ii) a Purchase Right Transaction described in Section 5.2(c) that is consummated within the price range described in a written offer to OM plc in accordance with Section 5.2(a). For the avoidance of doubt, nothing in this Section 5.2 shall affect the approval rights of OM plc contained in Section 3.1 hereof.

(e)                                  The purchase and sale or issue and subscription (as the case may be) of any Purchase Right Shares pursuant to this Section 5.2 shall take place concurrently with the closing of the Purchase Right Transaction, or, if a concurrent closing is not practicable, as promptly as practicable thereafter. At the time of purchase or issuance, the Company shall deliver to OM plc (or any of its Subsidiaries, as the case may be) certificates (or, in the event that the Company issues securities to a third party in an uncertificated form, other evidence of ownership) registered in the name of OM plc (or any of its Subsidiaries, as the case may be) representing the Purchase Right Shares purchased or issued, and not less than two (2) Business Days prior to the date of purchase or issuance OM plc (or any of its Subsidiaries, as the case may be) shall transfer to the Company the purchase price therefor in United States dollars by bank check or wire transfer of immediately available funds, as specified by the Company, to an account designated by the Company.

(f)                                   The Company and OM plc each agree to use all commercially reasonable endeavours to obtain any regulatory, stock exchange, or other approval required for any purchase or issuance of Purchase Right Shares by OM plc (or any of its designated Subsidiaries) pursuant to this Section 5.2.

(g)                                  The provisions of this Section 5.2 shall apply, with the necessary changes, to any sale by the Company of Ordinary Shares held in treasury.

(h)                                 Notwithstanding the foregoing, the provisions of paragraphs (a) to (g) of this Section 5.2 shall not apply to Purchase Right Shares issued:

(i)             as consideration for M&A Transactions;

(ii)          as Equity Awards;

(iii)       pursuant to the underwriting agreement for the initial public offering of the Ordinary Shares, including any “greenshoe” or over-allotment option;

(iv)      as part of any transaction approved by OM plc pursuant to its consent rights set forth in Section 3.1 hereof, unless otherwise provided in such consent; or

(v)         at any time after the Third Threshold Date.

5.3          Lock-Up Provisions.

(a)                                 At any time following the Completion of the IPO, in connection with any underwritten offering of Ordinary Shares (whether or not pursuant to the Registration Rights Agreement), the Company shall, and shall cause the Executive Officers and Directors to, and, prior to the Third Threshold Date, OM plc shall, and shall cause its Subsidiaries to, agree with the underwriters in such offering to a lock-up period of up to ninety (90) days (as determined by the underwriters), subject to customary extension provisions and carve-outs.

(b)                                 Notwithstanding Section 5.3(a) hereof, neither OM plc nor any of its Subsidiaries shall be obligated to agree to any lock-up period during which it would be prevented from selling all or any portion of its Ordinary Shares in privately negotiated transactions that are not executed through the facilities of a securities exchange.

5.4          Transfers by OM PLC.  In connection with the proposed disposition (direct or indirect) by any member of the OM plc Group prior to the Third Threshold Date of at least seven percent (7%) of the outstanding Ordinary Shares, the Company shall use all reasonable endeavours to take such actions as may be requested by OM plc including making available for review by the proposed acquirers of Ordinary Shares and their financing sources and other transaction participants, and their respective advisors, all financial and other records, corporate documents and documents relating to the business of the Company and its Subsidiaries reasonably requested by OM plc (subject to the execution of a customary confidentiality agreement); making available senior management of the Company for customary management presentations, due diligence and drafting activity; obtaining any required consents of third parties (including Fund and other clients) and governmental authorities; and entering into customary agreements including purchase and sale agreements that include customary representations and warranties by the Company, provided that the obligation of the Company to enter into customary agreements shall not be deemed to require the Company to indemnify the acquirer for breach of such representations and warranties or otherwise be liable for damages arising from a breach of any such representation or warranty.

ARTICLE VI

OTHER PROVISIONS

6.1          Other Agreements.  The Parties shall execute and deliver, and shall cause their respective Subsidiaries to execute and deliver, on or prior to the Completion of the IPO, the Other Agreements.

6.2          Access to Personnel and Data. Without limiting any other rights that OM plc or its Subsidiaries may have prior to the Majority Holder Date, whether under this Agreement or otherwise, in addition to the specific rights of OM plc set forth elsewhere in this Agreement, until the Third Threshold Date and subject to Section 4.1(c) and (d) hereof

(i)             the Company shall continue to provide representatives of OM plc with reasonable access to the Company’s personnel (including senior-level management and other employees) and data; and

(ii)          OM plc shall continue to provide representatives of the Company with reasonable access to OM plc’s personnel (including senior-level management and other employees) and data.

6.3          Internal Communications Protocol.  In addition to the specific rights of OM plc set forth elsewhere in this Agreement, until the Third Threshold Date, the Company and OM plc agree to mutually consult with respect to internal communications between the Company and its Subsidiaries which could reasonably be expected to be material to the Company.

6.4          Access to Historical Records.

(a)                                 For a period of two years following the Third Threshold Date, subject to an extension of up to ten years if required due to a legal, tax, accounting or regulatory requirement applicable to the requesting Party, OM plc and the Company shall retain the right to access such records of the other which exist resulting from OM plc’s control or ownership of all or a portion of the Company, its shares, its securities or its assets. Upon reasonable notice and at each Party’s own expense, OM plc (and its authorized representatives) and the Company (and its authorized representatives) shall be afforded access to such records at reasonable times and during normal business hours and each Party (and its authorized representatives) shall be permitted, at its own expense, to make abstracts from, or copies of, any such records.

6.5          Indemnification; Liability Insurance.

(a)                                 Until at least the day after the last date on which an OM plc Individual is a Director, officer or employee of the Company or any of its Subsidiaries, the Company shall grant indemnification (including advancement of expenses) to each such Director, officer and employee of the Company or any of its Subsidiaries to the greatest extent permitted under Applicable Law, as may be amended from time to time. Such indemnification and advancement shall continue as to any OM plc Individual (i) who becomes entitled to indemnification or advancement on or prior to such date, notwithstanding any change (except those changes made as required by Applicable Law) in the Company’s indemnification or advancement policies following such date, and (ii) with respect to liabilities existing or arising from events that have occurred on or prior to such date, notwithstanding such OM plc Individual’s ceasing to be a Director, officer or employee of the Company.

(b)                                 The Company warrants and represents that, as of the date of this Agreement, the Company has insurance coverage with respect to director and officer liability (“D&O Coverage”) and fiduciary liability (“Fiduciary Coverage”) covering Directors, officers and employees of the Company, including OM plc Individuals serving in any such capacity at the Company (collectively, the “Agreed Coverage”).

(c)                                  Subject to the provisions of this Section 6.5, the D&O Coverage and Fiduciary Coverage shall be renewed annually and kept in force by the Company on substantially the same terms in order to cover any claims made on or prior to the sixth anniversary of the last date on which any OM plc Individual is a Director, officer or employee of the Company. The Company shall be responsible for the cost of D&O Coverage and Fiduciary Coverage that covers Directors, officers and employees of the Company, including OM plc Individuals serving in any such capacity at the Company.

(d)                                 As used in this Section 6.5, the term “D&O Coverage,” “Fiduciary Coverage”, and “Agreed Coverage” shall mean the coverages in place as of the date of this Agreement and  “Coverage Change” shall mean any renewal, amendment, endorsement or replacement of such coverage. A change in premium for any such Agreed Coverage shall not be considered a “Coverage Change.”

(e)                                  Promptly upon receipt of any written request from OM plc, the Company will supply OM plc with copies of any policies of insurance, binders, proposed terms or wording and other relevant information or documents with respect to the Agreed Coverage or any actual or proposed Coverage Change regarding the Agreed Coverage or Coverage Change.

(f)                                   The Company shall provide OM plc with reasonable prior notice of any proposed Coverage Change and any proposed change in premiums on the

Agreed Coverage. No Coverage Change shall become effective that would have the effect of making the Agreed Coverage (i) less favorable to OM plc Individuals in comparison to Directors, officers or employees of the Company than is the Agreed Coverage prior to such Coverage Change, or (ii) less favorable to OM plc and its Subsidiaries in comparison to the Company and its Subsidiaries than is the Agreed Coverage prior to such Coverage Change, without the prior written consent of OM plc.

(g)                                  In the event that any insured makes a claim or delivers a notice of circumstances under any insurance policy providing the Agreed Coverage, then, provided that attorney-client privilege and attorney-work product privilege are protected and preserved with respect to such matters (including by entering into a common interest agreement), each of the Company (with respect to claims or notices by the Company or any of its Subsidiaries or any Director, officer or employee of the Company) and OM plc (with respect to claims or notices by OM plc or any of its Subsidiaries or any OM plc Individual) shall promptly provide written notice to the other of such claim or notice of circumstances and shall continue to keep the other informed of the status and progress of such claim or notice of circumstances, including providing copies of such relevant documentation and correspondence with the insurers as the other may request.

(h)                                 In the event that multiple insureds make claims or deliver notices of circumstances with respect to the same underlying events or facts under any insurance policy providing the Agreed Coverage, then, provided that attorney-client privilege and attorney-work product protection are protected and preserved with respect to such matters (including by entering into a common interest agreement), each of the Company (with respect to claims or notices by the Company or any of its Subsidiaries or any Director, officer or employee of the Company other than an OM plc Individual) and OM plc (with respect to claims or notices by OM plc or any of its Subsidiaries or any OM plc Individual) shall cooperate with the other in connection with (i) the defense of allegations from third parties with respect to the underlying events or facts, and (ii) dealing with the insurers providing the Agreed Coverage with respect to asserting rights to coverage in respect of such third party claims and the underlying events or facts, in all cases with the intention of seeking to maximize the aggregate benefits to all insureds under the Agreed Coverage in respect of such third party claims and the underlying events or facts.

(i)                                     In the event that any conflict of interest arises between insureds that make claims or deliver notices of circumstances under any insurance policy providing the Agreed Coverage, then each of the Company (with respect to claims or notices by the Company or any of its Subsidiaries or any Director, officer or employee of the Company) and OM plc (with respect to claims or notices by OM plc or any of its Subsidiaries or any OM plc

Individual) shall use commercially reasonable endeavours to resolve such conflict or to manage it in such a way as to maximize the aggregate benefits to all insureds under the Agreed Coverage.

(j)                                    For purposes of this Section 6.5, “OM plc Individual” shall mean (i) any director, officer or employee of OM plc or any of its Subsidiaries, (ii) any Person designated by OM plc as an OM plc Director and who serves in such capacity, or (iii) any Person who, with his consent, is named in any Registration Statement of the Company under the Securities Act as about to become a Director of the Company.

(k)                                 Without prejudice to Section 6.5(a), where any OM plc Individual becomes involved in any claim, action, cause of action, suit, proceeding or investigation of any nature in connection with which he may be entitled to indemnification by the Company, the Company shall undertake to pay to any third party (as a direct and primary obligation of the Company to that third party) any expenses in connection therewith for which the OM plc Individual would be entitled to indemnification.  This Section 6.5(k) shall apply to such expenses as are identified by the OM plc Individual.  The OM plc Individual shall not be entitled to advancement of any such expenses that the Company is obligated to pay directly to a third party.

6.6          Non-Solicitation.

(a)                                 Until the Third Threshold Date, OM plc shall not, nor shall it cause or permit any member of the OM plc Group to, solicit for employment, recruit for employment or hire (or attempt to solicit, recruit or hire) any employees of the Company or any of its Subsidiaries who are known by OM plc (or the relevant member of the OM plc Group) to be employed by the Company or any of its Subsidiaries without the prior written consent of the Company; and

(b)                                 until the Third Threshold Date, the Company shall not, nor shall it cause or permit any of its Subsidiaries to, solicit for employment, recruit for employment or hire (or attempt to solicit, recruit or hire) any employees of any member of the OM plc Group who are known by the Company (or its relevant Subsidiary) to be employed by the OM plc Group without the prior written consent of OM plc, provided, however, that nothing contained in this Section 6.6 shall prohibit or apply to a Party or any of its Subsidiaries conducting general advertisements that are not specifically targeted at employees of another Party or any of its Subsidiaries; and provided further, that the restrictions set forth in this Section 6.6 shall not apply to solicitations, recruitment or hiring by the “Affiliates” of the Company, as such term is used in the IPO Registration Statement: if neither the Company nor any of its Subsidiaries other than such “Affiliates” has induced, encouraged or participated in the otherwise prohibited solicitation, recruitment or hiring by such “Affiliate”.

6.7          No commitment to finance.  Nothing in this Agreement shall oblige any member of the OM plc Group to provide any finance required by the Company or any of its Subsidiaries.

6.8          Additional Covenant.  The Company shall not (either directly or indirectly through a Subsidiary), and shall procure that none of its Subsidiaries shall, enter into any agreement that, or amend or modify any existing agreement such that the resulting agreement, by its terms would conflict with the performance of their respective obligations under the DTA Deed, the Co-Investment Deed or the Seed Capital Management Agreement (each as defined in Schedule 1.1(uu)).

ARTICLE VII

WARRANTIES

7.1          Warranties.  Each Party warrants as follows:

(a)                                 it has full power and capacity to enter into and perform its obligations under this Agreement, and has taken all necessary action to authorise the execution, delivery and performance of this Agreement by it;

(b)                                 this Agreement has been duly and validly authorised, executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable against such party in accordance with its terms; and

(c)                                  the execution and delivery of this Agreement and performance by such Party of its obligations under this Agreement does not conflict with, result in the breach of any of the terms or conditions of, constitute a default under or violate the organizational or constitutional documents of such party, any Applicable Law, any agreement or other document or undertaking to which such Party is a party or by which such Party or its properties or other assets is bound.

ARTICLE VIII

DISPUTE RESOLUTION

8.1          Arbitration.

(a)                                 Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the rules of the London Court of International Arbitration (“LCIA Court”) which are deemed to be incorporated by reference into this clause, save as modified herein:

(i)                       The seat of arbitration shall be London, England.

(ii)                    There shall be three arbitrators, one nominated by the claimant and one nominated by the respondent within fifteen (15) days of respondent’s receipt of the claimant’s request for arbitration. If OM plc and OMGUK are co-claimants or co-respondents to the arbitration, they shall be treated as one party for the purposes of the nomination of an arbitrator. If any Party has not appointed its arbitrator within the 15-day period specified herein, such appointment shall be made by the LCIA Court upon the written request of a Party within fifteen (15) days of such request. The LCIA Court shall appoint the chairman within fifteen (15) days of the nomination of the other two members of the tribunal. The hearing shall be held no later than one-hundred-and-twenty (120) days following the appointment of the third arbitrator.

(iii)                 In terms of procedure, the Parties agree that:

(A)                 The Request shall be treated as the Claimant(s)’ Statement of Case.

(B)                 The Statement of Defense shall be sent to the Registrar within fifteen (15) days of receipt of notice of appointment of the third arbitrator.

(C)                 A case management hearing shall take place within ten (10) days of receipt of the Statement of Defense to determine the procedure leading up to the hearing.  The Parties shall seek to agree to the procedure between them, consistent with the provisions of this Section 8.1.

(D)                 The Statement of Reply (if any) shall be sent to the Registrar within fifteen (15) days of receipt of the Statement of Defense.

(E)                  The Statement of Reply to Counterclaim (if any) shall be sent to the Registrar within fifteen (15) days of receipt of the Statement of Reply.

(F)                   The arbitral tribunal shall exercise its power to order the Parties to supply copies of any documents in their possession, custody or power that are relevant to the subject matter of the dispute taking into account the Parties’ desire that the arbitration be conducted expeditiously and cost effectively. All disclosure of documents shall be completed within sixty (60) days of the appointment of the third arbitrator.

(G)                 The Parties agree that they shall have the right to be heard orally on the merits of the dispute.

(iv)                By agreeing to arbitration, the Parties do not intend to deprive a court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies, to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect. For the purpose of any provisional relief contemplated hereunder, the Parties hereby submit to the non-exclusive jurisdiction of the English Courts. Each Party unconditionally and irrevocably waives any objections which they may have now or in the future to the jurisdiction of the English Courts including objections by reason of lack of personal jurisdiction, improper venue, or inconvenient forum.

(v)                   The award shall be in writing, shall state the findings of fact and conclusions of law on which it is based, shall be final and binding and shall be the sole and exclusive remedy between the Parties regarding any claims or counterclaims presented to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction.

(vi)                The Parties will bear equally all fees, costs, disbursements and other expenses of the arbitration, and each Party shall be solely responsible for all fees, costs, disbursements and other expenses incurred in the preparation and prosecution of their own case; provided that in the event that a Party fails to comply with the orders or decision of the arbitral tribunal, then such noncomplying Party shall be liable for all costs and expenses (including attorney fees) incurred by the other Party in its effort to obtain either an order to compel, or an enforcement of an award, from a court of competent jurisdiction.

(vii)             The arbitral tribunal shall have no authority to award punitive, exemplary or multiple damages or any other damages not measured by the prevailing Parties’ actual damages.

(viii)          All notices by one Party to another in connection with the arbitration shall be in accordance with the provisions of

Section 9.4 hereof, except that all notices for a demand for arbitration made pursuant to this Article VIII must be made by personal delivery or receipted overnight courier. This agreement to arbitrate shall be binding upon the successors and permitted assigns of each Party. This Agreement and the rights and obligations of the Parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

8.2          Confidentiality. Except to the extent necessary to compel arbitration or in connection with arbitration of any dispute under this Agreement, or for enforcement of an arbitral award, information concerning (a) the existence of an arbitration pursuant to this Article VIII, (b) any documentary or other evidence given by a Party or a witness in the arbitration or (c) the arbitration award may not be disclosed by the tribunal administrator, the arbitrators, any Party or its counsel to any Person not connected with the proceeding unless required by law or by a court or competent regulatory body, and then only to the extent of disclosing what is legally required. A Party filing any document arising out of or relating to any arbitration in court shall seek from the court confidential treatment for such document and provide notice thereof to the non-disclosing Party.

8.3          Conduct During Dispute Resolution. The Parties shall continue the performance of their respective obligations under this Agreement that are not the subject of dispute during the resolution of any dispute or agreement, including during any period of arbitration, unless and until this Agreement is terminated or expires in accordance with its terms and conditions.

ARTICLE IX

GENERAL PROVISIONS

9.1          [Reserved].

9.2          [Reserved].

9.3          [Reserved].

9.4          Notices.

(a)                                 Unless otherwise provided in this Agreement, all notices, consents and other communications provided for hereunder shall be dated and in writing [(excluding email)] and shall be deemed to have been given (a) when delivered, if delivered personally, sent by confirmed telecopy or sent by registered or certified mail, return receipt requested, postage prepaid, provided that such delivery is completed during normal business hours of the recipient, failing which such notice shall be deemed to have been given on the next Business Day, (b) on the next Business Day if sent by overnight courier and delivered on such Business Day within ordinary business hours and, if not, the next Business Day following delivery; and (c) when received, if received during normal business hours and, if not, the next Business Day after receipt, if delivered by means other than those specified above. Such notices shall be delivered to the address set forth below, or to such other address as a Party shall have furnished to the other Party in accordance with this Section 9.4.

If to OM plc or OMGUK, to:

Old Mutual plc
5th Floor, Millennium Bridge House
2 Lambeth Hill
London EC4V 4GG, United Kingdom
Attention:
Phone No.:
E-mail:

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
Attention: Ralph Arditi
Phone No.:212-735-2000
Email: ralph.arditi@skadden.com

If to the Company:

c/o Old Mutual (US) Company Inc.
200 Clarendon Street, 53rd Floor
Boston, MA 02116
Attention: Steve Belgrad, CFO
Phone No.: 617-369-7371
Email: Sbelgrad@oldmutualus.com

with a copy to:

Bingham McCutchen LLP
399 Park Avenue
New York NY 10022
Attention: Floyd I. Wittlin, Esq.
Phone: 212-705-7466
E-mail: Floyd.wittlin@bingham.com

9.5                               Binding Nature of Agreement.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto, their successors in interest and respective permitted assigns.

9.6                               Remedies.

(a)                                 The Parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Therefore, in addition to, and not in limitation of, any other remedy available to any Party, and notwithstanding the provisions of Article VIII, an aggrieved Party under this Agreement is entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy. Neither Party shall be required to obtain or furnish any bond or similar instrument in connection with or as a condition to obtaining or seeking any such remedy. For the avoidance of doubt, nothing in this Agreement shall diminish the availability of specific performance of the obligations under this Agreement or any other injunctive relief.

(b)                                 Such remedies, and any and all other remedies provided for in this Agreement, shall be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any Party may otherwise have. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each Party hereby further agrees that in the event of any action by the other Party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

9.7                               Governing Law.  This Agreement (together with any non-contractual obligations arising out of it) shall be construed and enforced in accordance with, and the rights and duties of the Parties shall be governed by, the law of England and Wales.

9.8                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

9.9                               Severability.  In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties shall be enforceable to the fullest extent permitted by law. To the extent that any such provision is so held to be invalid, illegal or unenforceable, the Parties shall in good faith use commercially reasonable endeavours to find and effect an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

9.10                        Confidential Information.  Each Party shall treat all information provided to it by any other Party with the same degree of care as such Party treats its own information of the same nature (including, compliance with Regulation FD under the Exchange Act to the extent applicable), provided that this Section 9.10 shall not apply to information relating to or disclosed in the IPO Registration Statement or in connection with any registration statement filed in accordance with the terms of the Registration Rights Agreement.  Proprietary information received by a Party from any other Party shall not be utilized by such Party to engage, directly or indirectly (including through Subsidiaries) in a business in competition with the business of such other Party or any of its Subsidiaries.  Notwithstanding the foregoing, the restrictions in this Section 9.10 shall not apply to any Party to the extent that (i) any information is or becomes generally available to the public other than as a result of disclosure by such Party, (ii) any information is required by Applicable Law to be disclosed by such Party or (iii) any information was or becomes available to such Party on a non-confidential basis and from a source (other than another Party or any Affiliate or representative of such other Party) that is not bound by a confidentiality agreement with respect to such information.

9.11                        Market abuse.  In no event shall any Party or any of its Subsidiaries or any of their respective directors, officers, employees, agents or representatives communicate material non-public information or price-sensitive information of any other Party in connection with acquiring or disposing of securities of any other Party or transacting in any way in such securities.  Each Party shall be liable for any breach of this Section 9.11 by it or any of its Subsidiaries or any of their respective directors, officers, employees, agents and representatives.

9.12                        Amendment, Modification and Waiver.  This Agreement may be amended, modified or supplemented only by written agreement executed by the Parties. Any failure of a Party to comply with any obligation, covenant or agreement contained in this Agreement may be waived by the Party entitled to the benefits thereof only by a written instrument duly executed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant or agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

9.13                        No partnership or agency. Nothing in this Agreement shall create a partnership, joint venture or establish a relationship of principal and agent or any other fiduciary relationship between or among any of the Parties.

9.14                        Other business.  The Company:

(a)                                 acknowledges that each of the other Parties and their respective members, partners, shareholders, officers and directors, employees, agents, representatives, appointed members of the Board and Subsidiaries (“OM Persons”) have or may have in the future other business interests, activities and investments, some of which may be in conflict or competition with the business of the Company or any of its Subsidiaries;

(b)                                 agrees that, subject to Section 9.10, each of the OM Persons shall be entitled to carry on such other business interests, activities and investments in such manner as they, in their sole discretion, may choose, and shall not have any obligation to offer any interest or participation in or arising out of such activities, or the income or profits derived therefrom, to the Company or to any of its Subsidiaries; and

(c)                                  agrees that, subject to Section 9.10, the pursuit of such activities, even if competitive with the business of the Company or any of its Subsidiaries, will not be deemed wrongful or improper.

9.15                        No Assignment.

(a)                                 Except as otherwise provided for in Section 9.15(b) or otherwise in this Agreement, neither this Agreement nor any of the rights of any Party under this Agreement may be assigned by such Party without the prior written consent of the other Parties.

(b)                                 Notwithstanding Section 9.15(a) above, OM plc and OMGUK may, without such consent, assign this Agreement or any of their respective rights hereunder to:

(i)                                     any other member of the OM Group; or

(ii)                                  any other Person, provided that with respect to this Section 9.15(b)(ii) only (1) the assignee of such rights shall acquire initially the rights hereunder that OM plc would have at the level of ownership acquired by the assignee (subject to a change in such rights as the assignee’s level of ownership changes, as herein provided), (2) OM plc may only make one assignment, (3) the rights of OM plc under Sections 3.1 and 4.1(b) only may be assigned to a Person to whom OM plc or any of its Subsidiaries transfers a majority of the outstanding Ordinary Shares, and (4) the assignee of such rights (and any future assignee) may subsequently assign its rights only once, in which event the subsequent assignee initially shall have the rights hereunder that the assignor would have at the level of ownership acquired by such assignee (subject to a change in such rights as the assignee’s level of ownership changes, as herein provided).

9.16                        Further Assurance.  Each Party shall, on being required to do so by any other Party, perform or procure the performance of all such acts and/or execute and/or deliver or procure the execution and/or delivery of all such documents (in each case at its own expense), as may be required by law or as any other Party may from time to time reasonably require in order to implement and give full effect to this Agreement.

9.17                        Contracts (Rights of Third Parties) Act.  A Person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 or otherwise to enforce any term of this Agreement, save that any OM plc Individual shall be entitled to enforce any provision of Section 6.5 relating to any indemnity or insurance or provision of funds intended to benefit such OM plc Individual.

9.18                        Discretion of Parties.  Where this Agreement requires or permits any Party to make or take any decision, determination or action with respect to matters governed by this Agreement, unless expressly provided otherwise, such decision, determination or action may be made or taken by such Party in its sole and absolute discretion.

9.19                        Entire Agreement.  This Agreement, including any schedules or exhibits hereto, embodies the entire agreement and understanding of the Parties hereto in respect of the subject matter covered by this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall limit, reduce or eliminate any rights that OM plc or its Subsidiaries may otherwise have.

9.20                        Conflicts

(a)                                 Notwithstanding anything in this agreement to the contrary, in the event that any term of this Agreement conflicts with any policy, practice or procedure duly adopted by the Board of Directors as contemplated by Section 2.8, the policy, practice or procedure (as applicable) shall prevail.

(b)                                 Subject to Applicable Law, in the event that any provision of this Agreement conflicts with any provision of the Articles other than Article 155, the terms of this Agreement shall prevail.  The Parties shall each take all action within their powers to ensure that the Articles are at all times consistent with the provisions of this Agreement.

9.21                        Term.  Except to the extent set forth in the following sentence, this Agreement shall terminate and be of no further force or effect as of the Third Threshold Date. Notwithstanding the foregoing sentence, the provisions of Article I, Article VIII, Article IX, Section 6.5 and Section 6.8 hereof shall survive termination of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Shareholder Agreement to be executed as of the date first above written.

Executed by OLD MUTUAL PLC acting by:

Director

Name of director:
in the presence of:

Witness

Name of witness:
Address:
Occupation:

Executed by OM ASSET MANAGEMENT PLC acting by:

Director

Name of director:
in the presence of:

Witness

Name of witness:
Address:
Occupation:

Executed by OM GROUP (UK) LIMITED acting by:

Director

Name of director:
in the presence of:

Witness

Name of witness:
Address:
Occupation:

Schedule 1.1(uu)

Other Agreements

•                  Co-Investment Deed by and between OMGUK and the Company (the “Co-Investment Deed”)

•                  Deferred Tax Asset Deed by and between the Company and OMGUK (the “DTA Deed”)

•                  Seed Capital Management Agreement by and among Old Mutual (US) Holdings Inc., OM plc and the other entities listed therein (the “Seed Capital Management Agreement”)

•                  Registration Rights Agreement by and among the Company, OMGUK and OM plc

•                  Transitional Intellectual Property License Agreement, by and among, OM plc, Old Mutual Life Assurance Company (South Africa) Ltd. and the Company